Exhibit 5.1

Simpson Thacher & Bartlett llp

425 lexington avenue

new york, ny 10017-3954

telephone: +1-212-455-2000

facsimile: +1-212-455-2502

Direct Dial Number	E-mail Address

September 13, 2019

PRA Health Sciences, Inc.

4130 ParkLake Avenue, Suite 400

Raleigh, North Carolina 27612

Ladies and Gentlemen:

We have acted as counsel to PRA Health Sciences, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-230102) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale of Common Stock, par value $0.01 per share (“Common Stock”) of the Company. This opinion relates to the sale by certain selling stockholders from time to time of up to 29,300 shares of Common Stock.

We have examined the Registration Statement; the prospectus dated March 6, 2019, as supplemented by the prospectus supplement dated September 13, 2019 relating to the Shares (the “Prospectus Supplement”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act; and a form of share certificate, which is an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

PRA Health Sciences, Inc.	-2-	September 13, 2019

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company with the Commission on September 13, 2019 for incorporation into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP